UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

 August 8, 2006
Date of Report (Date of earliest event reported)

                  South Jersey Gas Company
(Exact name of registrant as specified in its charter)

New Jersey	0-222111	21-0398330
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

   One South Jersey Plaza, Route 54, Folsom, NJ  08037
    (Address of principal executive offices, including zip code)

(609) 561-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act.

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[_] Pre-commencement communications pursuant to Rule 13(3)-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure required by this Item is set forth in Item 2.03 below, which is incorporated herein by reference thereto.

Item 2.03. Creation of a Direct Financial Obligation.

On August 3, 2006, South Jersey Gas Company (SJG) entered into a 5-year, $100 million revolving credit agreement with various lenders and Wachovia Bank, Nation Association as Administrative Agent. In addition to Wachovia, other lenders party to the credit facility are Citizens Bank of Pennsylvania; J.P. Morgan Chase Bank, N.A.; PNC Bank, National Association; Bank of America, N.A.; Commerce Bank, N.A.; and The Bank of New York. The new revolving credit replaces a previous $100 million revolving credit that was due to expire on August 21, 2006. That facility was terminated upon the establishment of the new revolving credit.

Terms and conditions of the new revolving credit are generally more favorable to SJG than were those contained in the previous revolving credit. The new facility includes pricing that varies based upon SJG’s unsecured senior debt ratings and contains one financial covenant ratio that requires the maintenance of a debt to capitalization ratio of not more than 0.65 to 1.00. Borrowings under the revolving credit are available to repay outstanding debt under the previous revolver, to provide for working capital needs and for general corporate purposes.

Item 9.01. Financial Statements and Exhibits.

Exhibit:

10
Loan Agreement dated as of August 3, 2006 by and between the South Jersey Gas Company, as borrower, Wachovia Bank, N.A., as Administrative Agent, and Citizens Bank of Pennsylvania, JPMorgan Chase Bank, N.A., and PNC Bank, N.A., as Co-Syndication Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 8, 2006                                   SOUTH JERSEY GAS COMPANY

                    By:  /s/ David A. Kindlick
                     Name: David A. Kindlick
                 Title: Senior President and Chief Financial Officer